MULTIPLE CLASS PLAN
                                 ON BEHALF OF
                        FRANKLIN TEMPLETON MONEY FUND


      This Multiple Class Plan (the "Plan") has been adopted by a majority of the Board of Trustees of FRANKLIN TEMPLETON MONEY FUND TRUST (the "Investment Company") for its series, Franklin Templeton Money Fund (the "Fund"). The Board has determined that the Plan, including the expense allocation, is in the best interests of each class of the Fund and the Investment Company as a whole. The Plan sets forth the provisions relating to the establishment of multiple classes of shares of the Fund.

      1. The Fund shall offer two classes of shares, to be known as Class B Shares and Class C Shares.

      2. Class C Shares shall carry a front-end sales charge of 1.00%. Class B Shares shall not be subject to any front-end sales charges.

      3. Class B Shares shall be subject to a CDSC with the following CDSC schedule: (a) Class B Shares redeemed within 2 years of their purchase shall be assessed a CDSC of 4% on the lesser of the then-current net asset value or the original net asset value at the time of purchase; (b) Class B Shares redeemed within the third and fourth years of their purchase shall be assessed a CDSC of 3% on the lesser of the then-current net asset value or the original net asset value at the time of purchase; (c) Class B Shares redeemed within 5 years of their purchase shall be assessed a CDSC of 2% on the lesser of the then-current net asset value or the original net asset value at the time of purchase; and (d) Class B Shares redeemed within 6 years of their purchase shall be assessed a CDSC of 1% on the lesser of the then-current net asset value or the original net asset value at the time of purchase. The CDSC is waived in certain circumstances described in the Fund's prospectus.

      Class C Shares redeemed within 18 months of their purchase shall be assessed a CDSC of 1.00% on the lesser of the then-current net asset value or the original net asset value at the time of purchase. The CDSC is waived in certain circumstances as described in the Fund's prospectus.

      4. The Rule 12b-1 Plan associated with the Class B Shares has two components. The first component is an asset-based sales charge to be retained by Distributor to compensate Distributor for amounts advanced to securities dealers or their firms or others with respect to the sale of Class B Shares. In addition, such payments may be retained by the Distributor to be used in the promotion and distribution of Class B Shares. The second component is a shareholder servicing fee to be paid to securities dealers or others who provide personal assistance to shareholders in servicing their accounts.

      The Rule 12b-1 Plan associated with the Class C Shares has two components. The first component is a shareholder servicing fee, to be paid to broker-dealers, banks, trust companies and others who provide personal assistance to shareholders in servicing their accounts. The second component is an asset-based sales charge to be retained by the Distributor during the first year after the sale of shares, and in subsequent years, to be paid to dealers or retained by the Distributor to be used in the promotion and distribution of Class C Shares.

      The Rule 12b-1 Plans for the Class B and Class C Shares shall operate in accordance with the Rules of Fair Practice of the National Association of Securities Dealers, Inc., Article III, section 26(d).

      5. The only difference in expenses as between Class B and Class C Shares shall relate to differences in Rule 12b-1 plan expenses, as described in the applicable Rule 12b-1 Plans; however, to the extent that the Rule 12b-1 Plan expenses of one Class are the same as the Rule 12b-1 Plan expenses of another Class, such classes shall be subject to the same expenses.

      6. There shall be no conversion features associated with Class B or Class C Shares.

      7. Shares of either Class may be exchanged for shares of another investment company within the Franklin Templeton Group of Funds according to the terms and conditions stated in each fund's prospectus, as it may be amended from time to time, to the extent permitted by the Investment Company Act of 1940 and the rules and regulations adopted thereunder.

      8. Each class will vote separately with respect to any Rule 12b-1 Plan related to, or which now or in the future may affect, that class.

      9. On an ongoing basis, the Board members, pursuant to their fiduciary responsibilities under the 1940 Act and otherwise, will monitor the Fund for the existence of any material conflicts between the Board members interests of the various classes of shares. The Board members, including a majority of the independent Board members, shall take such action as is reasonably necessary to eliminate any such conflict that may develop. Franklin Advisers, Inc. and Franklin/Templeton Distributors, Inc. shall be responsible for alerting the Board to any material conflicts that arise.

      10. All material amendments to this Plan must be approved by a majority of the Board members, including a majority of the Board members who are not interested persons of the Investment Company.

      11. I, Deborah R. Gatzek, Secretary of the Franklin Group of Funds, do hereby certify that this Multiple Class Plan was adopted by FRANKLIN TEMPLETON MONEY FUND TRUST, on behalf of its series Franklin Templeton Money Fund, by a majority of the Trustees of the Trust on November 17, 1998.




                                      /S/ DEBORAH R. GATZEK
                                          Deborah R. Gatzek
                                          Secretary